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                                 [LETTERHEAD]

                                             5011 Meadowood Mall Way, Suite 300
                                                             Reno, Nevada 89502
                                            (775) 827-8666 - FAX (775) 827-8722
BRUCE T. BEESLEY
BRIDGET ROBB PECK
PAUL A. MATTEONI
WILLIAM B. COSSITT
CARYN TUSSELING DAVIS
KAREN SABC



                                  April 5, 2001

Office of Small Business
Division of Corporate Finance
Securities and Exchange Commission
Mail Stop 3-4
Washington, D.C. 20549

      RE:   Tradeaway.com, Inc.

Ladies and Gentlemen:

      The undersigned is a member of the bar of the State of Nevada and has acted as special counsel to Tradeaway.com, Inc., ("the Company") in connection with the offering and sale of up to a maximum of one million (1,000,000) shares of common stock of the company.

      In that capacity, I have made such inquires of the officers of the Company and have examined such corporate and other records, documents, agreements, instruments of officers of the Company and public officials and have examined such principles of law as I have deemed necessary for the purpose of this opinion. I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies, whether certified or not. In rendering this opinion, I have relied upon the following documents:

      (1) Certificate of Existence with Status in Good Standing of Tradeaway.com, Inc. dated March 12, 2001

      (2)   A copy of the Articles of Incorporation of the Company

      (3) A copy of the Certificate Amending the Articles of Incorporation of Tradeaway.com, Inc. dated February 20, 2001.

      (4)   Such other documents as I have deemed necessary to examine.

The above documents are herein collectively referred to as "the Documents."

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                              [LETTERHEAD]


Office of Small Business
April 5, 2001
Page Two

      In addition to the foregoing assumptions, I am relying upon representations from officers of the company to the effect:

      (a) That the copies of the documents which I have reviewed are accurate copies of the originals and are accurate and complete;

      (b) That the parties executing the documents and such other documents which were submitted to me possess the requisite corporate authority to sign the same;

      (c) In the case of documents entered into by corporations that the necessary and legally binding corporate actions have occurred; and

      (d) That the natural persons who signed the documents possess the requisite legal capacity.

      (e) That there have been no material changes to the Articles of Incorporation, as amended, since February 20, 2001.

      Based on the foregoing and upon such investigation as I have deemed necessary, and subject to the qualifications and exceptions herein contained, I am of the opinion that Tradeaway.com, Inc. is:

      1. A corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

      2. That the shares of Tradeaway.com, Inc. have been duly and validly authorized.



                                       Sincerely,

                                       BEESLEY, PECK, MATTEONI &
                                       COSSITT, LTD.


                                       /s/  Bruce T. Beesley
                                       BRUCE T. BEESLEY, ESQ.